Exhibit 10.1

EMPLOYMENT AGREEMENT
(Farmer Bros. Co. / Moore)

This Employment Agreement (this “Agreement”) is made and entered into as of May 1, 2024 between FARMER BROS. CO., a Delaware corporation (the “Company”), and JOHN MOORE (“Moore”) who agree as follows:

1.          Employment.  The Company hereby employs Moore, and Moore accepts employment from the Company as the Company’s President and Chief Executive Officer, on the terms and conditions herein stated.

2.          Term and Location of Employment.  The term of Moore’s employment as President and Chief Executive Officer under this Agreement commenced on January 31, 2024 and shall end when terminated under Section 8 below. Moore’s employment with the Company shall be “at will.”  Moore’s principal place of employment during the term of this Agreement shall be the Company’s offices in Northlake, Texas.  Notwithstanding the foregoing, Moore agrees and acknowledges that significant travel will be part of the performance of his services hereunder.

3.          Duties. Moore shall serve as the President and Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”).  As President and Chief Executive Officer, Moore shall oversee and direct the operations of the Company (including direct or indirect supervision of management personnel of the Company), and perform such other duties consistent with the responsibilities of a President and Chief Executive Officer of a public company and as may from time to time be assigned to Moore by the Board, all subject to the direction of the Board.  In addition, the Board may from time to time, in its sole discretion, assign to Moore such other reasonable duties, authorities and responsibilities that are not inconsistent with Moore’s position as the President and Chief Executive Officer of the Company, including without limitation, service as an officer and/or on the boards of directors and committees of one or more of the Company’s subsidiaries, in each case, without additional compensation. Moore shall devote to the Company’s business substantially all of his working time, provided Moore may devote reasonable time as does not interfere with his performance of his duties under this Agreement to activities such as supervision of personal investments and activities involving professional, charitable, civic, educational, religious and similar types of activities, including membership on non-profit boards of directors.  Service as a director of for-profit organizations shall require approval of the Board; provided, that the foregoing activities are not competitive with the business of the Company and do not interfere or conflict with Moore’s duties and obligations on behalf of the Company or create a potential business or fiduciary conflict of interest. On January 24, 2024, Moore was elected by the Company’s stockholders to serve as a director on the Board.  Moore shall, subject to the fiduciary duties of the Board, be nominated to, and be recommended to shareholders for, the management slate of directors at each annual meeting of shareholders that occurs during Moore’s employment as the President and Chief Executive Officer of the Company, for a term equal to that of other directors being nominated at such meeting.

4.          Base Salary.  Moore shall receive a base salary of $450,000 per annum (“Base Salary”), payable in accordance with the Company’s normal payroll practices. The annual base salary amount shall be reviewed each year by the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted upward or downward by the Compensation Committee from time to time in its sole discretion, but shall not be reduced below $450,000 per annum (other than pursuant to a reduction applicable to all executives of the Company generally). Any such adjusted annual base salary shall become the Base Salary under this Agreement.

5.           Bonuses.

a.
Moore will be eligible to participate in the Company’s annual incentive plan with an annual targeted incentive at not less than one hundred percent (100%) of Moore’s Base Salary (the “Target Bonus”). Moore will be eligible to earn between fifty percent (50%) of the Target Bonus if minimum threshold goals are achieved and two hundred percent (200%) of the Target Bonus if performance equals or exceeds maximum goals to be determined by the Board or the Compensation Committee (collectively, the “Performance Criteria”); provided that if the threshold minimum Performance Criteria is not achieved, then Moore will not earn any bonus. Any annual bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Moore’s continuous employment through the date of payment. Moore’s annual bonus, if earned, for fiscal year 2024 shall be reduced pro rata for the period from July 1, 2023 to September 30, 2023 (the “2023 Proration Period”). Moore’s prorated annual bonus, if earned for fiscal 2024 during the 2023 Proration Period will be calculated based on his base salary and bonus percentage as the Company’s VP, Head of Coffee during the 2023 Proration Period.

b.
Moore’s participation in the Company’s annual bonus plan is subject to all terms and conditions of the plan, provided that any conflict between the provisions of the plan and this Section 5 shall be governed by the latter. Under the terms of the plan, no bonus is earned until awarded by the Compensation Committee after completion of the fiscal year, and the Compensation Committee may, in its discretion, reduce, entirely eliminate or increase the bonus indicated by achievement of the Performance Criteria and other factors. The provisions of the plan notwithstanding, if after the end of a fiscal year and before the Compensation Committee takes final action on annual bonuses for the preceding fiscal year, Moore’s employment is terminated (i) due to his death or becoming “Disabled,” (ii) by the Company without “Cause” or by Moore for “Good Reason,” as those terms are defined in the June 30, 2023 Severance Agreement between Moore and the Company (the “Moore Severance Agreement”), Moore will be eligible to receive any bonus earned for the preceding fiscal year according to the terms of the Moore Severance Agreement.

6.           Equity Awards.

a.
Generally. Moore shall be entitled to participate in the Company’s Farmer Bros. Co. Amended and Restated 2017 Long-Term Incentive Plan (the “2017 Plan”) or any successor plan as administered by the Compensation Committee. Commencing in fiscal 2024, Moore shall be entitled to annual grants under the 2017 Plan or any successor plan as are awarded to him by the Compensation Committee, which awards shall be made at such times and on the same basis, terms and conditions applicable to the Company’s senior executives generally.

b.
2024 Awards. In accordance with the provisions of the 2017 Plan and the terms of the underlying award agreements (consistent with this Section 6 and the Company’s usual form of award agreement applicable to senior executives), on February 12, 2024 (the “Grant Date”), the Company made the following equity awards to Moore (the “Awards”): (i) an award of restricted stock units (“RSUs”) with a value of $337,500 under the 2017 Plan, with the number of RSUs to be determined by dividing the award value by the closing stock price on the Grant Date; (ii) an award of performance-based restricted stock units (“PBRSUs”) with a target value of $337,500 under the 2017 Plan, with the target number of PBRSUs to be determined by dividing the target value by the closing stock price on the Grant Date; and (iii) an award of PBRSUs with a target value of $450,000 under the 2017 Plan, with the target number of PBRSUs to be determined by dividing the target value by the closing stock price on the Grant Date. For the avoidance of doubt, the Awards described under this Section 6B represent Moore’s annual 2017 Plan awards for fiscal year 2024.

c.
Vesting. The Awards will vest as follows: (i) the RSUs will vest ratably over a three-year period on each anniversary of the Grant Date, subject to Moore’s continued employment with the Company on the applicable vesting date; (ii) the $337,500 award of PBRSUs will be subject to Moore’s continued employment with the Company through the period beginning on July 1, 2023 and ending on June 30, 2026 (the “performance period”) and will vest or be earned based on achievement relative to the criteria set forth in the award agreement during the performance period, as more fully described in the Company’s proxy statement filed with the Securities and Exchange Commission on December 12, 2023; and (iii) the $450,000 award of PBRSUs will expire on the third anniversary of the Grant Date, if the Share Price Target is not achieved, or if a Change in Control (as defined in the 2017 Plan) has not occurred, on or prior to such expiration date, and resulting in stockholders receiving consideration with an implied value of at least $6.00 per share of Company common stock. For purposes of the $450,000 award of PBRSUs, “Share Price Target” shall mean the date on which the volume-weighted average price per share of the Company’s common stock reaches at least $6.00 per share over the preceding 90 consecutive trading days.

7.           Benefits.

a.
The Company will provide to Moore all benefits and perquisites provided by the Company from time to time to its senior executives, subject to the eligibility requirements and the terms and conditions of the benefit plans and perquisite policies. For the avoidance of doubt, Moore’s benefit package excludes participation in the Company’s defined benefit pension plan which has been frozen to new entrants. Included benefits and perquisites presently consist of group health insurance (PPO or HMO), life insurance, 401(k) plan and expense reimbursement. Not all of the foregoing benefits are 100% Company paid.

b.
Notwithstanding Section 7A, Moore will not be subject to or accrue any paid time off under the Company’s paid time off policy. Rather, Moore will be allowed to take time off as reasonable and appropriate, so long as it does not otherwise interfere with the performance of his duties for the Company. This means Moore will be treated as having no earned but unused vacation time payable as an “Accrued Benefit” under the Moore Severance Agreement, notwithstanding Section 11 of the Moore Severance Agreement.

c.
The Company reserves the right to alter or discontinue any or all such benefits and perquisites consistent with the terms of thereof, at any time and for any reason without providing notice; provided they are so altered or discontinued as to all senior executives.

8.           Termination.

a.	Moore’s employment is terminable by the Company at any time and for any reason, but subject to the terms of the Moore Severance Agreement, which is fully incorporated herein by reference.

b.
The termination of Moore’s employment for any reason shall constitute Moore’s resignation from (i) the Board; (ii) any director, officer or employee position Moore has with the Company or any of its subsidiaries; and (iii) all fiduciary positions Moore holds with respect to any employee benefit plans or trusts established by the Company. Moore agrees that this Agreement shall serve as written notice of resignation in the foregoing circumstances. If, for any reason, this Section 8B is deemed to be insufficient to effectuate such resignations, then Moore will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

9.           Company Policies.

a.
Employee Handbook and Company Policies. So long as he is employed by the Company, Moore shall comply with, and shall be entitled to rights as set forth in the Company’s Employee Handbook, which may be revised from time to time, and other Company policies as in effect and made available to Moore from time to time. In the event that there is a conflict or contradiction between the contents of the Employee Handbook or other such Company policies and the provisions of this Agreement, then the provisions of this Agreement will prevail.

b.
Recoupment Policy. Moore agrees and consents to the application of the Company’s compensation recovery policy as in effect from time to time and, to the extent applicable, agrees that compensation payable to Moore (pursuant to this Agreement, the Moore Severance Agreement (notwithstanding Section 11 thereof) or otherwise) may be subject to clawback or recovery thereunder.

c.
Reimbursement of Business Expenses. Moore is authorized to incur reasonable expenses (including telephone, commercial air travel, and entertainment)  in carrying out Moore’s duties hereunder and shall, upon receipt by the Company of proper documentation with respect thereto (setting forth the amount, business purpose and establishing payment) be reimbursed for all such business expenses incurred during Moore’s period of employment, subject to the Company’s written expense reimbursement policies and any written pre-approval policies in effect from time to time.

10.          Restrictive Covenants.

a.
Moore acknowledges that during the course of his employment with the Company, he will be given or will have access to non-public and confidential business information of the Company which will include information concerning pending or potential transactions, financial information concerning the Company, information concerning the Company’s product formulas and processes, information concerning the Company’s business plans and strategies, information concerning Company personnel and vendors, and other non-public proprietary information of the Company (all collectively called “Confidential Information”). All of the Confidential Information constitutes “trade secrets” under the Uniform Trade Secrets Act. Moore covenants and agrees that during and after the term of his employment by the Company he will not disclose such information or any part thereof to anyone outside the Company or use such information for any purpose other than the furtherance of the Company’s interests without the prior written consent of the Board.

b.
Moore further covenants that during his employment and for a period of two (2) years after his employment by the Company terminates, he will not, directly or indirectly, overtly or tacitly, induce, attempt to induce, solicit or encourage (i) any Customer (as defined below) of the Company who was a Customer at any time during the last one hundred eighty (180) days of Moore’s employment with the Company (the “window period”) to cease doing business with, or not to do business with, the Company or (ii) any person employed by the Company at any time during the window period to leave the Company. “Customer” means any current or actively sought prospective customer, vendor, supplier, licensor, licensee, partner, or other business relation of the Company (A) with which Moore had direct or indirect contact or dealings on behalf of the Company, or for which Moore had direct or indirect responsibility, during Moore’s employment with the Company, or (B) about which Moore developed, had access to, or otherwise possessed Confidential Information.

c.
In the course of Moore’s employment he will be exposed to Confidential Information and will acquire other proprietary knowledge relating to the Company’s and its subsidiaries’ current and planned operations in addition to being introduced to important actual and potential clients, customers, investors, service providers, vendors, suppliers, business partners, and other relationships of the Company and its subsidiaries. As such, the Company will be entrusting Moore with its goodwill and Confidential Information and accordingly, Moore further covenants that during his employment and for the Restricted Period (as defined below), he will not, without the prior written consent of the Company’s Board, or the Compensation Committee, directly or indirectly engage in any Competitive Activity (as defined below) anywhere in (i) the United States or, (ii) any other location where, as of the date of Moore’s termination of employment, the Company conducts or has taken affirmative steps to conduct business and which represents or is reasonably expected to represent within twelve (12) months more than five percent (5%) of the Company’s consolidated fiscal year revenues. “Restricted Period” means the twelve (12) month period following Moore’s termination of employment with the Company and its subsidiaries, provided that if Moore is receiving benefits under the Change in Control Severance Agreement, the Restricted Period will be extended to the twenty-four (24) months following his termination of employment with the Company. “Competitive Activity” shall mean: (i) engaging in or operating a Competitive Business; (ii) becoming a manager, owner, partner or principal of a Competitive Business; (iii) forming a Competitive Business, or acquiring equity, voting, revenue, income, profit, loss or other economic or financial interest in a Competitive Business; (iv) undertaking any planning or organizing of a Competitive Business; or (v) becoming employed by, associated with, or providing services to a Competitive Business in any capacity (including, without limitation, as an independent contractor, representative, agent, advisor or director) (A) that is similar to the capacity Moore was in, where Moore provides services that are similar to the services Moore provided, or with responsibilities that are similar to the responsibilities Moore had, in each case, when Moore was employed by the Company, (B) in which Moore has or is reasonably likely to have responsibilities relating to strategic direction (including acquisitions and divestures), planning, or operations, or (C) in which it is reasonably likely that Moore may, intentionally or inadvertently, use or rely upon any Confidential Information. “Competitive Business” shall mean a business engaged in coffee roasting and/or the wholesale or distribution of roast, ground or frozen liquid coffee or flavored or unflavored iced or hot teas into the foodservice channel or on a private label basis. For purposes of clarification, Moore will not be deemed to be involved in a Competitive Business, and accordingly this Section 10C will not be violated, by Moore providing services to a subsidiary, division or unit of an entity (a “parent company”) that engages, directly or indirectly, in any Competitive Business described above, so long as Moore and the subsidiary, division or unit to which Moore is providing services do not engage in any such Competitive Business. Notwithstanding the foregoing, Moore shall be permitted to acquire a passive equity interest in a publicly-traded entity involved in such a business; provided that such equity interest acquired is not more than two percent (2%) of the outstanding interest in such entity.

d.
The Company and Moore agree that the covenants set forth in this Section 10 are reasonably necessary for the protection of the Company’s goodwill and Confidential Information and that a breach of the foregoing covenants will cause the Company irreparable damage not compensable by monetary damages, and that in the event of such breach or threatened breach, at the Company’s election, an action may be brought in a court of competent jurisdiction seeking a temporary restraining order and a preliminary injunction against such breach or threatened breach notwithstanding the provisions of Section 11F below. The prevailing party in such legal action shall be entitled to recover its costs of suit including reasonable attorneys’ fees. In addition to the foregoing, in the event Moore breaches any provision of this Section 10, Moore agrees that (i) the Company may suspend any payments to Moore under the Moore Severance Agreement (other than the Accrued Benefits (as defined therein)), and (ii) Moore shall immediately repay to the Company in full any payments and benefits received by Moore under the Moore Severance Agreement (other than the Accrued Benefits), less $1,000. In the event a court finally determines that Moore did not breach any provision of this Section 10, the Company will pay, within ten (10) days of such final court determination, any portion of the payment or benefits under the Moore Severance Agreement withheld by the Company or repaid by Moore.

e.
The Company shall own all rights in and to the results, proceeds and products of Moore’s services hereunder, including without limitation, all ideas and intellectual property created or developed by Moore and which is related to Moore’s employment.

f.
Notwithstanding anything to the contrary contained in this Agreement, any other agreement between Moore and the Company, or any Company policy, nothing shall prohibit Moore from reporting possible violations of federal law or regulation to any United States governmental agency or entity (or communicated with such agency or entity regarding the same), including in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), or otherwise participating in any whistleblower program of any United States governmental agency or entity, in each case without notifying the Company of such reports, communications or participation. Without limiting the foregoing, and in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Moore shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (a) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Moore files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Moore may disclose the trade secret to Moore’s attorney, and may use the trade secret information in the court proceeding, if Moore files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

11.          Miscellaneous.

a.
This Agreement, the June 30, 2023 Indemnification Agreement between Moore and the Company, and the Moore Severance Agreement contain the entire agreement of the parties on the subject of Moore’s employment by the Company, all prior and contemporaneous agreements, promises or understandings being merged herein. This Agreement can be modified only by a writing signed by both parties hereto.

b.
Moore cannot assign this Agreement or delegate his duties hereunder. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.

c.
No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided. This Agreement may be executed in counterparts (and by facsimile signature), each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

d.
Each party shall execute and deliver such further instruments and take such other action as may be necessary or appropriate to consummate the transactions herein contemplated and to carry out the intent of the parties hereto.

e.
This Agreement shall be construed in a fair and reasonable manner and not pursuant to any principle requiring that ambiguities be strictly construed against the party who caused same to exist. Moore agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

f.
All disputes relating to or arising under or in connection with this Agreement or Moore’s employment with the Company, shall be submitted first to mandatory mediation in Tarrant County, Texas, or other mutually agreed location, with JAMS/Endispute (“JAMS”) or other mutually agreed mediator. If mediation is not successful in resolving the dispute(s), the parties agree that such dispute(s) may be filed exclusively in the federal or state courts located in Tarrant County, Texas, and the parties hereby consent to, and submit to, on an exclusive basis, the personal jurisdiction of such courts. The parties hereto expressly waive a trial by jury with respect to any and all disputes covered by this Section 11F. The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party, unless otherwise provided by law. Notwithstanding anything contained in this Section 11F to the contrary, either party shall have the right to institute judicial proceedings for specific performance, injunction, or similar equitable relief necessary to maintain or restore the status quo and prevent the possibility of irreversible or irreparable harm, in each case pending any mediation under this section.

g.
Payments to Moore are subject to payroll deductions and withholdings if and to the extent required by law or as may be applicable pursuant to the Company’s policies or employee benefit plans. Salary payments will be reduced on a dollar-for-dollar basis by payments received by Moore for disability under governmental or Company paid disability insurance programs, if necessary, in the sole discretion of the Company, to avoid duplication of salary payments.

h.	All provisions of this Agreement which must survive the termination of this Agreement to give them their intended effect shall so survive.

i.
If any provision of this Agreement is determined to be unenforceable as illegal or contrary to public policy, it shall be deemed automatically amended to the extent necessary to render it enforceable to the greatest extent possible so that the intent of the parties as expressed herein will not thereby be frustrated. Otherwise, the unenforceable provision shall be severed from the remaining provisions which shall remain in effect.

j.
Except as provided in Section 11F, this Agreement shall be governed by and interpreted under the internal laws of the State of Texas without giving effect to any principle of conflict-of-laws that would require the application of the law of any other jurisdiction.

k.
It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Moore to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Moore. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Moore under Code Section 409A or any damages for failing to comply with Code Section 409A.

l.
Notwithstanding any provision of this Agreement to the contrary, if Moore is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Moore’s separation from service (within the meaning of Code Section 409A), Moore shall not be entitled to any payment or benefit payable on Moore’s separation until the earlier of (i) the date which is six (6) months after Moore’s separation from service for any reason other than death, or (ii) the date of Moore’s death. Any amounts otherwise payable to Moore upon or in the six (6) month period following Moore’s separation from service that are not so paid by reason of this Section 11L(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Moore’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Moore’s death). The provisions of this Section 11L(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

m.
To the extent that any benefits are taxable to Moore, any reimbursement payment due to Moore pursuant to such provision shall be paid to Moore on or before the last day of Moore’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Moore receives in one taxable year shall not affect the amount of such benefits or reimbursements that Moore receives in any other taxable year.

n.
For purposes of Code Section 409A, Moore’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) calendar days following a specified date), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

FARMER BROS. CO.

By:	/s/ Jared Vitemb
Name: Jared Vitemb
Title: General Counsel

/s/ John Moore
John Moore